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                                                                    EXHIBIT 99.1


December 22, 2000




Dear Colorado MEDtech Shareholder:

As promised, I'm writing to you today to give you an update of recent activities at Colorado MEDtech. When I took over management of the company I emphasized that quality and infrastructure would be areas of key focus. Our vision is to be the leading independent medical device outsourcing company. As an ISO certified and federally regulated medical device company, we continue to invest aggressively in our manufacturing processes in order to maintain superior quality for our customers. Your new management team is very experienced and we are working intensely to bring the Colorado MEDtech contract manufacturing operation to a world class level. We continue to experience growth in bookings in its manufacturing, imaging and CIVCO business units. Even with the many positive steps we are taking, we still face challenges.

As you may know, we announced yesterday we anticipate that we will post an operating loss of approximately $700,000 for our second quarter ended December 31, 2000, which includes one-time charges of not less than $250,000 related to the company's response to the unsolicited acquisition proposal by HEI, Inc. These results are lower than analyst estimates. Revenues for the quarter are expected to be slightly ahead of prior quarter revenues of $17.1 million.

The preliminary estimates primarily reflect increased expenses and reduced revenues as a result of addressing manufacturing and quality systems issues. During the quarter, we invested heavily in our manufacturing and quality systems, and we expect the investment to result in long-term cost-savings and improved performance and profitability. Our previous guidance included substantial investment in manufacturing systems and processes. However, as our new management team reviewed these systems and processes, the need for further change recently became evident and our management team responded by increasing training and fortifying our systems and processes. As a result, spending for these matters exceeded the original estimates and we experienced delays in certain production projects. The increased investment and reduced shipments have had a negative impact on results for the current quarter and are expected to have an impact for the remaining two quarters of the company's fiscal year.

The anticipated quarter results also include the effect of an increase in research and development expense associated with our x-ray generator product.

These results are not what we anticipated in our plan, but we as a management team have concluded that aggressively accelerating our investment in infrastructure and quality improvements is necessary for the long-term success of the company. Frank Maguire, our Chief Operations Officer, and I have shared our plans with key clients and they have agreed with our


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aggressive program to strengthen our manufacturing and quality systems. Your new management is absolutely committed to improving our position as a leading medical device company.

As many of you know, in August 2000 our Board of Directors authorized a stock repurchase program, pursuant to which the company is authorized to purchase up to 1.2 million shares of Colorado MEDtech stock. The implementation of such a program is subject to several regulatory and corporate issues and considerations, which have the effect of controlling the timing of the purchases. While we were not able to implement the program as early as we would have liked, I am pleased to report that we have been able to purchase 21,700 shares to date this quarter at an average cost per share of $5.01. It is our intention to continue the repurchases from time to time as the situation permits.

I believe that it is important for your management team to have interests that are aligned with those of the shareholders in general. We strive to do that through our executive compensation program, which puts significant emphasis on stock options. However, the Board of Directors and I also believe that the interests of shareholders are best served if management, in addition to having the ability to profit from options, owns Colorado MEDtech stock. To that end, the Board of Directors has proposed the authorization of a loan program to certain senior executives to enable them to purchase Colorado MEDtech stock in the open market.

The program, to be administered by the Compensation Committee of the Board of Directors, would make available loans of up to a total of $1 million to senior officers of the company selected by the Board. The loan proceeds must be used only for the purchase of Colorado MEDtech stock from parties other than the company. The loans will be with full recourse against the borrowers, and will be secured by the Colorado MEDtech stock purchased with loan proceeds. The loans would have a term of five years and bear interest at a rate equal to the prime interest rate plus one-half percent, adjusted annually. Interest would be payable annually and the principal would be payable at maturity. The eligible officers may take out the loans any time prior to June 30, 2001, unless such date is extended by the Board.

In considering this loan program, the Board of Directors stated that it is in the best interests of the company and its shareholders to authorize the loan program. The Board believes that the terms of the loans are fair to the company and will enable the senior officer group of the company to purchase stock of the company, thereby further aligning their interests with those of all shareholders.

Because I am also a director of the company and this proposed transaction involves a loan to me, the transaction is a "conflicting interest transaction" under Section 7-108-501 of the Colorado Business Corporation Act. That statute requires that the company provide 10 days written notice to shareholders of such a proposed authorization of a loan by the company to a director of the company. This letter constitutes such written notice. The Board of Directors will consider the authorization of such a loan eleven days after the date of this letter. The Board of Directors is expected to approve the loan program. If the program is approved, I and the others chosen to participate will be permitted to borrow money from the company for the purpose and on the terms stated above.



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Thank you for your continued support. I know I speak for your management team when I express our enthusiasm and strong belief in the ongoing opportunity of Colorado MEDtech. I wish you all a happy holiday season.

Sincerely,

/s/ Stephen K. Onody

Stephen K. Onody
President and
Chief Executive Officer




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ADDITIONAL INFORMATION


The statements in this letter that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipated," "expected" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, but not limited to, the risk that the Company's existing level of orders may not be indicative of the level or trend of future orders, the risk that the Company may not successfully complete the work encompassed by current or future orders, the risk that unforeseen technical or production difficulties may adversely impact project timing and financial performance, the risk that the management changes will not produce the desired results, the risk of potential litigation, the risks associated with regulation by the Federal Food and Drug Administration, the risk that acquired companies cannot be successfully integrated with the Company's existing operations and the risk that a downturn in general economic conditions or customer budgets may adversely affect research and development and capital expenditure budgets of potential customers upon which the Company is dependent. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. These factors are more fully described in the Company's documents filed from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.



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